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                                                                    EXHIBIT 23.2


                        CONSENT OF INDEPENDENT AUDITORS


The Board of Directors
American Residential Holdings, Inc.

We consent to incorporation by reference in the registration statements (No. 333-48005 and No. 333-61529) on Form S-8 of American Residential Investment Trust, Inc. of our report dated January 15, 1999, relating to the balance sheet of American Residential Holdings, Inc. as of December 31, 1998, and the related statements of operations, stockholders' equity and cash flows for the period from January 28, 1998 (inception) through December 31, 1998, which report appears in the December 31, 1998, annual report on Form 10-K of American Residential Investment Trust, Inc.



                                   KPMG LLP

San Diego, California
March 22, 1999